QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-115249

TIME AMERICA, INC.
PROSPECTUS SUPPLEMENT DATED JUNE 3, 2005

On May 31, 2005, we executed agreements to amend the terms of the Secured Convertible Term Note, dated March 22, 2004, issued to the Laurus Master Fund, Ltd. ("Laurus"). The purpose of this amendment is to change the conversion price applicable to the Convertible Term Note issued to Laurus. Pursuant to the terms of the amendment, the conversion price applicable to the first $300,000 of principal amount of the Secured Convertible Term Note converted after May 31, 2005, shall be $0.50, and the remaining principal amount converted after May 31, 2005, shall be $0.65.

The information provided herein supplements the information in our prospectus dated October 21, 2004, relating to the resale by certain selling shareholders of up to 4,470,000 shares of common stock.

THE DISCUSSIONS RELATING TO THE LAURUS TRANSACTION ARE UPDATED AS FOLLOWS:

On March 22, 2004, we completed the private placement of a three-year convertible term note in the aggregate principal amount of $2 million and warrants to purchase 280,000 shares of our common stock to Laurus Master Fund Ltd., a Qualified Institutional Buyer within the meaning of Rule 144A under the Securities Act. The convertible term note was superseded by an amended and restated convertible term note dated July 14, 2004. The amended and restated convertible term note provides for monthly payments of interest at the prime rate, which is subject to reduction if the market price for our common stock exceeds certain designated thresholds. The amended and restated convertible term note also provides for monthly amortization, commencing on June 1, 2004 through February 1, 2005, of $30,000 per month, $50,000 per month from March 1, 2005 through May 1, 2005, $72,083 from June 1, 2005 through November 1, 2006 and $94,167 from December 2006 through February 2007. The monthly amount due under the amended and restated convertible term note is payable in cash or our common stock. The form of payment is determined by conversion criteria stated in the convertible term note. The first $300,000 of principal amount of the convertible term note converted after May 31, 2005 is convertible at a per share price of $0.50. The remaining principal amount under the convertible term note is convertible at a per share price of $0.65. Otherwise the monthly amount is payable by us in cash. The warrants entitle Laurus to purchase, at any time through March 22, 2011, 200,000 shares of our common stock at a price of $1.29 per share; 40,000 shares of our common stock at a price of $1.35 per share; and 40,000 shares of common stock at a price of $1.40 per share. The term note was issued in reliance on Rule 144A and Section 4(2) of the Securities Act. The Oberon Group, LLC facilitated the private placement of the three-year convertible term note and related warrants in consideration for which Oberon was paid a cash fee of $150,000 and was granted a warrant to purchase 136,364 shares of our common stock at a $1.10 at any time through March 22, 2007.

The amendment to the Secured Convertible Term Note is filed as an exhibit to this Prospectus Supplement.

You should read this supplement in conjunction with the prospectus, which is required to be delivered with this supplement. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement updates or supersedes the information contained in the prospectus.

The date of this Prospectus Supplement is June 3, 2005.

AMENDMENT

        This Amendment (this "Amendment"), dated as of May 31, 2005, is entered into by and between TIME AMERICA, INC., a Nevada corporation (the "Company"), and LAURUS MASTER FUND, LTD., a Cayman Islands company ("Laurus"), for the purpose of amending the terms of (x) that certain Secured Convertible Term Note, dated March 22, 2004 (as amended, modified or supplemented from time to time, the "Term Note") issued by the Company to Laurus and (y) that certain Securities Purchase Agreement, dated as of March 22, 2004, by and between the Company and Laurus (as amended, modified or supplemented from time to time, the "Securities Purchase Agreement"). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Term Note.

        WHEREAS, the Company and Laurus have agreed to make certain changes to the Term Note as set forth herein;

        NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1.     Section 2.1(a) of the Term Note is hereby amended by deleting the last sentence thereof and inserting the following in lieu thereof:

    "For purposes hereof, the "Fixed Conversion Price" means (i) with respect to the first $300,000 of principal amount of this Note converted pursuant to the terms hereof on or after May 31, 2005 (and all interest and fees related thereto), $0.50 (subject to adjustments as provided herein) and (ii) with respect to the remaining principal amount converted pursuant to the terms hereof on or after May 31, 2005 (and all interest and fees related thereto), $0.65 (subject to adjustments as provided herein)."

          2.     The Company hereby agrees to, on or prior to June 3, 2005, if required by applicable law, file a Rule 424(b) supplement (the "Post-Effective Supplement") to its Registration Statement (as defined in the Registration Rights Agreement referred to in the Purchase Agreement defined in the Note) with the Securities and Exchange Commission (the "SEC") relating to the Term Note and the warrants issued in connection therewith (the "Existing Registration Statement"), which Post-Effective Supplement states the Fixed Conversion Price applicable to the Term Note after giving effect to this Amendment.

          3.     Laurus hereby agrees to, as promptly as practicable following the filing of the Rule 424(b) supplement, convert $300,000 of the principal amount of the Term Note into freely tradeable shares of Common Stock of the Company.

          4.     Section 4.12 of the Term Note is hereby amended by deleting the text "two percent (2%) per month" appearing in said Section and inserting the text "four percent (4%) per annum" in lieu thereof.

          5.     Section 6 of the Securities Purchase Agreement is hereby amended by inserting the following new Section 6.15 at the end thereof:

            "6.15    Acquisition or Creation of Subsidiaries, etc.    The Company shall not, and shall not permit any of its subsidiaries to, create or acquire any direct or indirect subsidiary of the Company (each, a "New Subsidiary") unless (i) any such New Subsidiary is a wholly-owned direct or indirect subsidiary of the Company, (ii) the Company provides the Purchaser with at least ten (10) business days prior written notice of such acquisition or creation of a New Subsidiary and (iii) such New Subsidiary enters into such becomes a party to security and guaranty documentation required by the Purchaser and, to the extent required by the Purchaser, satisfies each condition of this Agreement and the Related Agreements as if such New Subsidiary were a subsidiary of the Company on the Closing Date.

          6.     Each amendment set forth herein shall be effective as of the date hereof following the execution and delivery of same by each of the Company and Laurus.

          7.     Except as specifically set forth in this Amendment, there are no other amendments to the Term Note, and all of the other forms, terms and provisions of the Term Note remain in full force and effect.

          8.     The Company hereby represents and warrants to Laurus that as of the date hereof all representations and warranties made by Company in connection with the Term Note and the Securities Purchase Agreement, as amended, referred to in the Term Note are true, correct and complete, and all of Company's and its Subsidiaries' covenant requirements have been met or otherwise waived in writing by Laurus.

          9.     This Amendment shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and permitted assigns. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, each of the Company and Laurus has caused this Amendment to the Term Note to be signed in its name effective as of this 31st day of May, 2005.

TIME AMERICA, INC.,
By:	Name: Title:
LAURUS MASTER FUND, LTD.
By:	Name: Title:

3

QuickLinks

TIME AMERICA, INC. PROSPECTUS SUPPLEMENT DATED JUNE 3, 2005
AMENDMENT